Exhibit 99.1

First Security Group Announces Earnings

Bank Continues Commitment to Strong Capital Position

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--January 29, 2009--First Security Group, Inc. (Nasdaq: FSGI) today reported a net loss of $3.3 million for the fourth quarter 2008, compared to net income of $3.1 million reported for the fourth quarter of 2007. On a diluted share basis, the fourth quarter loss was $0.21 compared with earnings of $0.18 reported for the fourth quarter 2007.

Earnings per diluted share were $0.08 for the year ended December 31, 2008, compared with $0.66 for the year ended December 31, 2007. In 2008, First Security increased the provision for loan and lease losses due to the recession and its effect on consumers, businesses and real estate builders and developers. This year-over-year increase of $13.6 million in First Security’s provision for loan and lease losses reduced earnings per diluted share by $0.56 in 2008.

Highlights of the quarter’s performance included:

  Capital: First Security’s tangible capital ratio of 9.2 percent at 2008 year-end was above the industry threshold for well-capitalized bank holding companies. As evidence of its commitment to a strong capital position, First Security issued 33 thousand preferred stock shares to the U.S. Treasury for $33 million pursuant to the Capital Purchase Program (CPP) in January 2009. As a result, the tangible capital ratio improves to 11.5 percent on a pro-forma basis.
  Liquidity: First Security enhanced its liquidity position and contingent funding sources in the fourth quarter of 2008 by virtually eliminating its exposure to overnight borrowing. As of December 31, 2008, unused and immediately available contingent funding sources exceeded $250 million, or approximately 20 percent of total assets.
  Expense Control: First Security has been steadfast in controlling expenses in light of the economic pressures. From 2007 to 2008, fourth quarter non-interest expense was reduced by 1.2 percent, or $124 thousand. For the full year of 2008, non-interest expense declined by $1.1 million, or 2.6 percent, compared to 2007.
  Loans: First Security’s loan portfolio increased by 6.1 percent from the end of 2007 to the end of 2008. With the investment of $33 million through the CPP, management remains committed to funding prudent loans to creditworthy borrowers within the communities First Security serves.

“While our geographic footprint and our company are not immune to the economic downturn, we are encouraged by the prospects of strong industrial development in the southeast Tennessee counties of Bradley and Hamilton and the economic resiliency of our markets,” said Rodger B. Holley, Chairman and CEO of First Security. “By all industry measures, our balance sheet remains strong; we are well-capitalized and have money to lend.”

Holley also noted, “As with most banks, we are facing credit headwinds; however, we are meeting those challenges by proactively working with customers who have been affected by the recession. We are devoting considerable effort to providing solutions for consumers and, when possible, avoiding owner-occupied home foreclosures by modifying loan terms and conditions.”

For the fourth quarter of 2008, net interest income declined by 13.8 percent, or $1.7 million, compared to the fourth quarter of 2007, due to a reduction in net interest margin. First Security’s net interest margin declined to 3.74 percent for the fourth quarter of 2008 from 4.61 percent for the fourth quarter of 2007. Interest income has declined as the Federal Reserve has reduced the target Federal Funds rate; this rate was lowered to 0.25 percent during the fourth quarter of 2008.

Non-interest income for the fourth quarter of 2008 declined by $663 thousand, or 19.9 percent, to $2.7 million compared to the same period in 2007. The year-over-year difference was due primarily to a one-time gain on the sale of the credit card portfolio in December of 2007 and, as anticipated, a $180 thousand decline in mortgage origination fees due to the softening real estate market.

Consistent with First Security’s focus on controlling expenses, non-interest expense declined to $10.4 million in the fourth quarter of 2008, a reduction of 1.2 percent compared to the same quarter of 2007. Quarterly expense savings were achieved in a number of categories including equipment expense, occupancy, printing and supplies, as well as salaries and benefits. The number of full-time equivalent employees declined to 361 as of December 31, 2008, from 371 a year ago and 365 at September 30, 2008.

First Security continues to employ a proactive and aggressive approach to managing credit issues resulting from the economic downturn. The allowance for loan and lease losses to total loans was increased to 1.72 percent at December 31, 2008, from 1.31 percent at September 30, 2008, and from 1.15 percent at December 31, 2007.

Net loan charge-offs totaled $4.6 million, or 1.82 percent (annualized) of average total loans, in the fourth quarter of 2008, up from $2.5 million, or 0.98 percent (annualized), in the prior quarter. For the twelve months ended December 31, 2008, net loan charge-offs totaled $9.3 million or 0.93 percent of average loans compared to 0.12 percent for the same period in 2007. As of December 31, 2008, non-performing assets to total assets was 2.14 percent, up from 1.22 percent in the third quarter of 2008. Non-performing assets plus 90-day delinquencies to total assets at the end of the fourth quarter 2008 was 2.35 percent, compared to 1.39 percent in the previous quarter.

From year-end 2007 to year-end 2008, First Security’s loan balances increased by $58.5 million, or 6.1 percent, to $1.0 billion. During the fourth quarter of 2008, loans declined $5.9 million, or 0.6 percent (2.3 percent annualized), led by declines in construction and development (C&D) loans of $11.9 million, or 5.7 percent (23.0 percent annualized), commercial and industrial (C&I) loans of $8.1 million, or 4.9 percent (19.6 percent annualized), commercial leases of $2.8 million, or 8.3 percent (33.2 percent annualized) and consumer loans of $978 thousand, or 1.5 percent (6.1 percent annualized). From third quarter 2008 to fourth quarter 2008, 1-4 family residential mortgages increased by $12.2 million, or 4.3 percent (17.2 percent annualized), commercial real estate (CRE) loans increased by $5.1 million, or 2.1 percent (8.5 percent annualized) and multi-family loans increased by $563 thousand, or 2.5 percent (10.1 percent annualized). First Security’s loan portfolio is primarily within its footprint and is well diversified with 29.3 percent in 1-4 family residential, 24.3 percent in CRE, 19.2 percent in C&D and 15.6 percent in C&I loans.

In the fourth quarter of 2008, First Security announced participation in the FDIC Temporary Liquidity Guarantee Program to provide full deposit insurance coverage for customers’ non-interest bearing deposit transaction accounts, regardless of dollar amount. Payment-processing accounts, such as payroll accounts used by businesses, now receive full coverage.

At December 31, 2008, total deposits were $1.1 billion, an increase of $173.7 million, or 19.2 percent, compared to the end of the fourth quarter 2007. Total deposits increased $99.8 million, or 10.2 percent (40.9 percent annualized), from September 30, 2008. Brokered certificates of deposit and deposits through the Certificate of Deposit Account Registry Service® (CDARS®) network comprised $37.5 million of the linked quarter increase, and brokered money market accounts and brokered NOW accounts increased by $70.5 million. First Security proactively implemented these deposit based programs to enhance its liquidity position by diversifying its funding sources, reducing its exposure to overnight borrowing and strengthening its contingent funding capacity in the face of the recession.

In 2008, First Security maintained capital levels exceeding those for well-capitalized banks and bank holding companies under applicable regulatory guidelines. The tangible equity to tangible assets ratio as of December 31, 2008 was 9.20 percent. Stockholders’ equity at December 31, 2008 was $144.2 million.

Mr. Holley concluded, “Since we could not predict the scope, depth or duration of the recession, we applied to participate in the Treasury’s Capital Purchase Program. Because of our demonstrated financial strength and long-term viability, we qualified for and recently received a $33 million preferred stock Treasury investment. We are excited about this capital and liquidity, and are using the funds to make loans to creditworthy businesses and consumers throughout our footprint to achieve their goals and help bolster our regional economy.”

Web Cast and Conference Call Information

First Security's executive management team will host a conference call and simultaneous web cast on Thursday, January 29, 2009 at 3:00 PM Eastern Daylight Time to discuss fourth quarter results. The web cast can be accessed live on First Security's website, www.FSGBank.com, on the Corporate Information/Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on First Security's website for one month.

About First Security Group, Inc.

First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.3 billion in assets. Founded in 1999, First Security's community bank subsidiary, FSGBank, N.A., has 39 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, internet banking (www.FSGBank.com) and equipment leasing through its wholly-owned subsidiaries, Kenesaw Leasing and J & S Leasing.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security's management uses these “non-GAAP” measures in its analysis of First Security's performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security's core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.

First Security Group, Inc. and Subsidiary
Consolidated Balance Sheets
	December 31,	December 31,
(in thousands, except share data)	2008	2007
	(unaudited)

ASSETS
Cash & Due from Banks	$23,222	$27,394
Federal Funds Sold and Securities Purchased under Agreements to Resell	-	-
Cash and Cash Equivalents	23,222	27,394
Interest-Bearing Deposits in Bank	918	296
Securities Available-for-Sale	139,305	131,849
Loans Held for Sale	1,609	4,396
Loans	1,009,975	948,709
Total Loans	1,011,584	953,105
Less: Allowance for Loan and Lease Losses	17,385	10,956
	994,199	942,149
Premises and Equipment, net	33,808	34,751
Goodwill	27,156	27,156
Intangible Assets	2,404	3,200
Other Assets	55,215	45,160
TOTAL ASSETS	$1,276,227	$1,211,955

LIABILITIES
Deposits
Noninterest-Bearing Demand	$150,047	$159,790
Interest-Bearing Demand	61,402	62,637
Savings and Money Market Accounts	151,259	131,352
Certificates of Deposit of less than $100 thousand	249,978	259,628
Certificates of Deposit of $100 thousand or more	206,502	225,491
Brokered Deposits	257,098	63,731
Total Deposits	1,076,286	902,629
Federal Funds Purchased and Securities Sold under Agreements to Repurchase	40,036	62,286
Security Deposits	2,078	2,799
Other Borrowings	2,777	80,459
Other Liabilities	10,806	16,089
Total Liabilities	1,131,983	1,064,262
STOCKHOLDERS' EQUITY
Preferred Stock - no par value 10,000,000 authorized; none issued	-	-
Common Stock - $.01 par value 50,000,000 shares authorized; 16,419,883 issued as of December 31, 2008; 16,774,728 issued as of December 31, 2007;	114	116
Paid-In Surplus	111,777	114,631
Unallocated ESOP Shares	(5,944)	(4,310)
Retained Earnings	32,387	34,279
Accumulated Other Comprehensive Gain	5,910	2,977
Total Stockholders' Equity	144,244	147,693
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,276,227	$1,211,955

First Security Group, Inc. and Subsidiary
Consolidated Statements of Income

	Three Months Ended		Year-to-Date
	December 31,		December 31,
(in thousands except per share amounts)	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME
Loans, including fees	$16,230	$19,737	$69,846	$77,288
Debt Securities - taxable	1,178	1,076	4,588	4,473
Debt Securities - non-taxable	421	410	1,605	1,628
Other	8	32	49	134
Total Interest Income	17,837	21,255	76,088	83,523

INTEREST EXPENSE
Interest Bearing Demand Deposits	65	121	327	536
Savings Deposits and Money Market Accounts	531	805	2,285	3,168
Certificates of Deposit of less than $100 thousand	2,347	3,256	10,549	13,021
Certificates of Deposit of $100 thousand or more	2,068	2,861	9,310	11,147
Brokered Deposits	1,868	915	4,809	3,711
Other	358	996	3,581	3,018
Total Interest Expense	7,237	8,954	30,861	34,601

NET INTEREST INCOME	10,600	12,301	45,227	48,922
Provision for Loan and Lease Losses	8,662	746	15,753	2,155
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	1,938	11,555	29,474	46,767

NON-INTEREST INCOME
Service Charges on Deposit Accounts	1,334	1,387	5,284	5,199
Gain (Loss) on Sales of Available for Sale Securities, net	-	-	146	(168)
Other than Temporary Impairment of Available-for-Sale Securities	-	-	-	(584)
Other	1,341	1,951	6,252	6,853
Total Non-interest Income	2,675	3,338	11,682	11,300

NON-INTEREST EXPENSE
Salaries and Employee Benefits	4,948	5,261	21,577	22,836
Expense on Premises and Fixed Assets, net of rental income	1,594	1,712	6,564	6,807
Other	3,808	3,501	12,241	11,798
Total Non-interest Expense	10,350	10,474	40,382	41,441

(LOSS) INCOME BEFORE INCOME TAX PROVISION	(5,737)	4,419	774	16,626
Income Tax (Benefit) Provision	(2,425)	1,327	(587)	5,270
NET (LOSS) INCOME	(3,312)	3,092	1,361	11,356

NET (LOSS) INCOME PER SHARE:
Net (Loss) Income Per Share - basic	$(0.21)	$0.19	$0.08	$0.67
Net (Loss) Income Per Share - diluted	$(0.21)	$0.18	$0.08	$0.66
Dividends Declared Per Common Share	$0.05	$0.05	$0.20	$0.20

First Security Group, Inc. and Subsidiary
Consolidated Financial Highlights
(unaudited)

	(in thousands, except per share amounts and full-time equivalent employees)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	Year-to-Date	Year-to-Date
	2008	2008	2008	2008	2007	December 31, 2008	December 31, 2007

Earnings:
Net interest income	$10,600	$11,696	$11,416	$11,515	$12,301	$45,227	$48,922
Provision for loan and lease losses	$8,662	$3,960	$1,953	$1,178	$746	$15,753	$2,155
Non-interest income	$2,675	$3,057	$2,996	$2,954	$3,338	$11,682	$11,300
Non-interest expense	$10,350	$9,705	$10,263	$10,064	$10,474	$40,382	$41,441
Net (loss) income	$(3,312)	$826	$1,604	$2,243	$3,092	$1,361	$11,356

Per Share Data:
Net (loss) income, basic	$(0.21)	$0.05	$0.10	$0.14	$0.19	$0.08	$0.67
Net (loss) income, diluted	$(0.21)	$0.05	$0.10	$0.14	$0.18	$0.08	$0.66
Cash dividends declared	$0.05	$0.05	$0.05	$0.05	$0.05	$0.20	$0.20
Book value	$8.78	$9.05	$8.95	$9.13	$8.80	$8.78	$8.80
Tangible book value	$6.98	$7.23	$7.13	$7.30	$6.99	$6.98	$6.99

Performance Ratios:
Return on average assets	-1.04%	0.26%	0.51%	0.73%	1.03%	0.11%	0.97%
Return on average equity	-8.98%	2.22%	4.30%	6.02%	8.37%	0.92%	7.75%
Return on average tangible assets	-1.06%	0.27%	0.52%	0.75%	1.05%	0.11%	1.00%
Return on average tangible equity	-11.24%	2.78%	5.38%	7.55%	10.54%	1.15%	9.81%
Net interest margin, taxable equivalent	3.74%	4.13%	4.12%	4.30%	4.61%	4.07%	4.79%
Efficiency ratio	77.97%	65.78%	71.21%	69.56%	66.97%	70.96%	68.81%
Core efficiency ratio (1)	68.98%	63.16%	68.61%	67.20%	60.55%	66.95%	64.05%
Non-interest income to net interest income and non-interest income	20.15%	20.72%	20.79%	20.42%	21.34%	20.53%	18.76%

Capital & Liquidity:
Total equity to total assets	11.30%	11.59%	11.56%	12.05%	12.19%	11.30%	12.19%
Tangible equity to tangible assets	9.20%	9.49%	9.43%	9.87%	9.93%	9.20%	9.93%
Total loans to total deposits	93.99%	104.19%	105.92%	104.48%	105.59%	93.99%	105.59%

Asset Quality:
Net charge-offs	$4,606	$2,474	$1,405	$815	$419	$9,300	$1,129
Net loans charged-off to average loans, annualized	1.82%	0.98%	0.56%	0.34%	0.18%	0.93%	0.12%
Non-accrual loans	$18,453	$8,773	$6,845	$5,047	$3,372	$18,453	$3,372
Other real estate owned	$7,145	$5,561	$4,605	$3,510	$2,452	$7,145	$2,452
Repossessed assets	$1,680	$1,293	$1,539	$1,641	$1,834	$1,680	$1,834
Non-performing assets (NPA)	$27,278	$15,627	$12,989	$10,198	$7,658	$27,278	$7,658
NPA to total assets	2.14%	1.22%	1.02%	0.82%	0.63%	2.14%	0.63%
Loans 90 days past due	$2,706	$2,250	$785	$1,473	$2,289	$2,706	$2,289
NPA + loans 90 days past due to total assets	2.35%	1.39%	1.08%	0.94%	0.82%	2.35%	0.82%
Allowance for loan and lease losses to total loans	1.72%	1.31%	1.18%	1.16%	1.15%	1.72%	1.15%
Allowance for loan and lease losses to NPA	63.73%	85.33%	91.27%	110.93%	143.07%	63.73%	143.07%

Period End Balances:
Loans	$1,011,584	$1,017,467	$1,006,705	$977,396	$953,105	$1,011,584	$953,105
Intangible assets	$29,560	$29,748	$29,922	$30,131	$30,356	$29,560	$30,356
Assets	$1,276,227	$1,282,013	$1,270,752	$1,247,669	$1,211,955	$1,276,227	$1,211,955
Deposits	$1,076,286	$976,520	$950,461	$935,518	$902,629	$1,076,286	$902,629
Stockholders' equity	$144,244	$148,531	$146,954	$150,289	$147,693	$144,244	$147,693
Common stock market capitalization	$75,860	$120,194	$91,624	$149,411	$150,640	$75,860	$150,640
Full-time equivalent employees	361	365	369	366	371	361	371
Shares outstanding	16,420	16,420	16,420	16,455	16,775	16,420	16,775

Average Balances:
Loans	$1,011,727	$1,011,609	$999,859	$966,004	$950,640	$997,371	$904,490
Intangible assets	$29,677	$29,830	$30,034	$30,256	$30,475	$29,948	$30,838
Earning assets	$1,150,799	$1,146,650	$1,135,027	$1,099,190	$1,080,278	$1,132,962	$1,041,078
Assets	$1,274,674	$1,275,353	$1,259,203	$1,224,678	$1,204,038	$1,258,466	$1,165,950
Deposits	$1,046,970	$950,473	$935,899	$893,838	$926,149	$956,994	$924,587
Stockholders' equity	$147,499	$148,824	$149,316	$149,015	$147,832	$148,655	$146,582
Shares outstanding, basic - wtd	15,817	16,065	16,052	16,144	16,585	16,021	16,959
Shares outstanding, diluted - wtd	15,859	16,159	16,237	16,334	16,849	16,143	17,293

(1) In accordance with SNL Financial practice, the core efficiency ratio is calculated on a fully tax equivalent basis excluding certain non-cash items, such as amortization of intangibles, gains or losses on investment securities and gains, losses and write-downs on foreclosed and repossessed properties.

Non-GAAP Reconciliation Table

	(in thousands, except per share data)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	Year-to-Date	Year-to-Date
	2008	2008	2008	2008	2007	December 31, 2008	December 31, 2007

Return on average assets	-1.04%	0.26%	0.51%	0.73%	1.03%	0.11%	0.97%
Effect of intangible assets	-0.02%	0.01%	0.01%	0.02%	0.02%	0.00%	0.03%
Return on average tangible assets	-1.06%	0.27%	0.52%	0.75%	1.05%	0.11%	1.00%

Return of average equity	-8.98%	2.22%	4.30%	6.02%	8.37%	0.92%	7.75%
Effect of intangible assets	-2.26%	0.56%	1.08%	1.53%	2.17%	0.23%	2.06%
Return on average tangible equity	-11.24%	2.78%	5.38%	7.55%	10.54%	1.15%	9.81%

Total equity to total assets	11.30%	11.59%	11.56%	12.05%	12.19%	11.30%	12.19%
Effect of intangible assets	-2.10%	-2.10%	-2.13%	-2.18%	-2.26%	-2.10%	-2.26%
Tangible equity to tangible assets	9.20%	9.49%	9.43%	9.87%	9.93%	9.20%	9.93%

Efficiency ratio	77.97%	65.78%	71.21%	69.56%	66.97%	70.96%	68.81%
Effect of non-cash items	-7.74%	-1.62%	-1.49%	-1.27%	-5.46%	-2.91%	-3.74%
Effect of net interest income, tax equivalent adjustment	-1.25%	-1.00%	-1.11%	-1.09%	-0.96%	-1.10%	-1.02%
Core efficiency ratio	68.98%	63.16%	68.61%	67.20%	60.55%	66.95%	64.05%

Per Share Data
Book value	$8.78	$9.05	$8.95	$9.13	$8.80	$8.78	$8.80
Effect of intangible assets	(1.80)	(1.82)	(1.82)	(1.83)	(1.81)	(1.80)	(1.81)
Tangible book value	$6.98	$7.23	$7.13	$7.30	$6.99	$6.98	$6.99

Supplemental Data	(in thousands)

Allowance for loan and lease losses	$17,385	$13,335	$11,855	$11,313	$10,956	$17,385	$10,956
Net interest income, tax equivalent	$10,841	$11,924	$11,646	$11,749	$12,541	$46,150	$49,880
Amortization and impairment of intangibles	$188	$175	$209	$225	$223	$797	$985
(Gain)/Loss on sales of available-for-sale securities, net	$-	$(146)	$-	$-	$-	$(146)	$168
Other-than-temporary impairment of securities	$-	$-	$-	$-	$-	$-	$584
Gain on sales of foreclosed and repossessed property, leased equipment, premises and equipment and loans	$(72)	$(169)	$(213)	$(97)	$(508)	$(551)	$(974)
Losses on sales of foreclosed and repossessed property and premises and equipment	$149	$158	$28	$14	$370	$349	$541
Write-downs on foreclosed and repossessed property and other assets	$740	$109	$126	$10	$574	$985	$871
Mortgage loan and related fees	$172	$335	$413	$523	$352	$1,443	$1,594

CONTACT:
First Security Group, Inc.
Rodger B. Holley, Chairman & CEO
423-308-2080
rholley@FSGBank.com
or
William L. (Chip) Lusk, Jr., EVP & CFO
423-308-2070
clusk@FSGBank.com